Thornburg Investment Trust 485BPOS

Exhibit (h)(6)

AGREEMENT TO WAIVE FEES AND REIMBURSE EXPENSES

OF CERTAIN FUNDS OF THORNBURG INVESTMENT TRUST

THORNBURG INVESTMENT MANAGEMENT, INC.

THORNBURG SECURITIES CORPORATION

2300 North Ridgetop Road

Santa Fe, New Mexico 87506

Thornburg Investment Trust

c/o Thornburg Investment Management, Inc.

2300 North Ridgetop Road

Santa Fe, New Mexico 87506

Ladies and Gentlemen:

We, each of the undersigned, hereby confirm our agreement with you as follows:

1.           You have employed Thornburg Investment Management, Inc. to manage the investment and reinvestment of the assets of your respective series and to perform related functions, and you have employed Thornburg Securities Corporation as your exclusive agent to sell and to arrange for the sale of shares of beneficial interest of your respective series (the “Funds”).

2.           For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in order to reduce certain Fund and class expenses otherwise borne by shareholders of certain classes of shares of the Funds, we agree (for the periods and subject to the terms hereinafter specified) to waive or reduce all or a portion of the advisory fee, administrative services fee, and distribution and services fees payable to us by the specific Funds and classes of shares identified in Schedule A to this Agreement, and to bear all or a portion of the expenses set forth in the fee and expense tables of the relevant Funds’ current prospectuses under the line item labeled “Other Expenses,” which fees and expenses are otherwise allocable to the Funds and classes of shares identified in Schedule A, to the extent necessary to reduce the annualized operating expenses of those classes of shares (not including the effect of any Acquired Fund Fees and Expenses, as described in paragraph 3 below, and not including expenses incurred by a Fund in respect of its short sale transactions, such as dividends and interest paid by the Fund in respect of the securities that are borrowed in the short sale) to the percentage rates reflected in Schedule A. For purposes of this Agreement, expenses allocable to each class of shares and the expense ratios for each such class shall be determined at the times and in accordance with the Funds’ usual and customary method of accounting for preparation of their semiannual and annual reports to shareholders.

3.           Notwithstanding the foregoing, we do not agree to waive, reduce or bear any expenses said to have been incurred indirectly by other investment companies in which the Funds invest, including any such expenses which are or should be identified in the fee and expense tables of the relevant Funds’ current prospectuses under the line item labeled “Acquired Fund Fees and Expenses.”

4.           The fee waivers and expense reimbursements described herein shall commence effective June 15, 2018. We agree to continue the fee waivers and expense reimbursements described herein for each specific Fund and class of shares identified in Schedule A through June 14, 2019, the date on which we cease to offer that Fund or class of shares, or the date upon which we cease to be the investment adviser and/or distributor of the Funds, whichever occurs sooner.

5.           You retain the right as to any share class, within any fiscal year, to recover fees waived and expenses reimbursed to the extent levels of fees and expenses subsequently accrued during the same fiscal year are less than the expense rate cap for the share class stated in Schedule A.

6.           This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by either party and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge. You understand that this Agreement may be terminated at any time as to any one or more Funds or classes of shares by our Trustees. The terms “transfer,” “assignment” and “sale” as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the Securities and Exchange Commission.

7.           This Agreement applies only to the Funds and classes of shares specified in Schedule A. This Agreement will in all events apply separately to each Fund and class of shares to which it relates and will be severable in all respects. Consequently, this Agreement may be modified, continued or terminated as to any Fund or class or shares without affecting any other Fund or class of shares. A determination by any court or agency having jurisdiction that any provision of this Agreement is invalid or unenforceable will not affect the validity of the other provisions of this Agreement.

8.           This Agreement supersedes and replaces all previous agreements to waive fees and reimburse expenses of the Funds of the Trust.

If the foregoing is in accordance with your understanding, you will kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

THORNBURG INVESTMENT MANAGEMENT, INC.

By: /s/ Jason Brady

THORNBURG SECURITIES CORPORATION

By: /s/ Leigh Moiola

ACCEPTED: June 6, 2018

THORNBURG INVESTMENT TRUST

By: /s/ Troy Statczar

Agreement to Waive Fees and Reimburse Expenses

SCHEDULE A

Fund	Class A Shares	Class C Shares	Class I Shares	Class R3 Shares	Class R4 Shares	Class R5 Shares	Class R6 Shares

Thornburg Low Duration Municipal Fund	0.70%		0.50%

Thornburg Intermediate Municipal Fund		1.24%

Thornburg Strategic Municipal Income Fund	1.00%	1.47%	0.78%

Thornburg New Mexico Intermediate Municipal Fund			0.67%

Thornburg New York Intermediate Municipal Fund	0.99%		0.67%

Thornburg Limited Term U.S. Government Fund				0.99%	0.99%	0.67%

Thornburg Low Duration Income Fund	0.70%		0.50%

Thornburg Limited Term Income Fund				0.99%	0.99%	0.67%	0.45%

Thornburg Strategic Income Fund	1.10%	1.80%	0.69%	1.25%	1.25%	0.69%	0.65%

Thornburg Value Fund			0.99%	1.35%	1.25%	0.99%

Thornburg International Value Fund				1.45%	1.25%	0.99%

Thornburg Core Growth Fund			0.99%	1.50%	1.40%	0.99%

Thornburg International Growth Fund			0.99%	1.50%	1.40%	0.99%	0.89%

Thornburg Investment Income Builder Fund				1.50%	1.40%	0.99%	0.80%

Thornburg Global Opportunities Fund			0.99%	1.50%	1.40%	0.99%	0.85%

Thornburg Developing World Fund			1.09%			1.09%	0.99%

Thornburg Better World International Fund	1.83%	2.38%	1.09%

Thornburg Long/Short Equity Fund			1.50%

Agreement to Waive Fees and Reimburse Expenses